Exhibit 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES
FIRST QUARTER 2016
FINANCIAL AND BUSINESS RESULTS

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On May 2nd, the Company Announced It Had Granted Exclusive World-Wide Rights to Bayer to Develop and Commercialize Products Using Progenics' PSMA Antibody Technology In Combination with Alpha-Emitting Radionuclides

•	Enrollment in Pivotal Phase 3 Study of PSMA-Targeted SPECT/CT Imaging Agent 1404 Ongoing in the U.S. and Canada
•	PyL Study Data to be Presented at the 2016 American Urological Association
•	AZEDRA® Pivotal Phase 2b Trial Topline Results Expected Between December 2016 and March 2017
•	On April 4th, Oral RELISTOR® PDUFA Date Was Set for July 19, 2016; Approval to Trigger $50 Million Milestone Payment from Valeant plus Royalties and Sales Milestones
•	First Quarter 2016 RELISTOR Net Sales of $16.6 Million

TARRYTOWN, NY, May 5, 2016 – Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) today announced financial and business results for the first quarter 2016.

Key Business Highlights

PSMA-Targeted Prostate Cancer Pipeline

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On May 2nd, the Company Announced It Had Granted Exclusive World-Wide Rights to Bayer to Develop and Commercialize Products Using Progenics' PSMA Antibody Technology In Combination with Alpha-Emitting Radionuclides. The transaction combines Bayer's expertise in alpha emitter radiopharmaceuticals with Progenics' validated PSMA antibody technology to develop a new therapeutic approach for prostate cancer. Under the terms of the agreement, Progenics will receive an upfront payment of $4 million and could receive up to an additional $49 million in potential clinical and regulatory development milestones. The Company is also entitled to single digit royalties on net sales, and potential net sales milestone payments up to an aggregate total of $130 million.

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Advancing Pivotal Phase 3 Study of PSMA-Targeted SPEC/CT Imaging Agent 1404 in the U.S. and Canada. The study will enroll approximately 450 patients with newly-diagnosed or low-grade prostate cancer who are candidates for active surveillance who have decided to undergo a radical prostatectomy. Progenics is planning an interim analysis during the second half of 2016 to assess futility and evaluate the need for a sample size re-estimation.

Progenics Announces First Quarter 2016 Financial Results

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Johns Hopkins University Study Evaluating the Utility of PyL in Men with Elevated PSA Following Radical Prostatectomy to be Presented at the 2016 American Urological Association Annual Meeting, which is being held May 6-10 in San Diego.  PSMA-targeted [18]F-DCFPyL PET/CT (PyL) appears to be a sensitive imaging modality for detecting prostate cancer recurrence.  Progenics plans to meet with the FDA in the second quarter to discuss a phase 2 study design.

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Company Remains On-Track to Initiate a Phase 1 Trial of 1095 in the Second Half of 2016. The Phase 1 Study of 1095, a PSMA-Targeted Therapeutic for Metastatic Prostate Cancer, will be conducted at Memorial Sloan Kettering Cancer Center.

AZEDRA, Ultra-orphan radiotherapeutic candidate

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AZEDRA Topline Results Expected Between December 2016 and March 2017. In late 2016 or early 2017, Progenics expects to report topline results from its ongoing pivotal Phase 2b study of AZEDRA. If positive, the Company expects to submit an NDA to the FDA during the first half of 2017.

RELISTOR, treatment for opioid-induced constipation (partnered with Valeant Pharmaceuticals International, Inc.)

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RELISTOR Net Sales for the First Quarter 2016 Total $16.6 Million.  The first quarter 2016 sales, as reported to us by our partner Valeant, translated to $2.2 million in royalty revenue, net of prior year adjustments.

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PDUFA Date for Oral RELISTOR Extended to July 19, 2016. The FDA extended the action date to allow for a full review of Valeant's responses to recent information requests from the FDA. If approved, Progenics would be entitled to a $50 million milestone payment and subsequent royalties and sales milestones from Valeant.

"The Progenics' portfolio features multiple value-creating opportunities, and we are continuing to drive development of high-priority internal programs while leveraging the potential of our technology through strategic transactions, such as the recent Bayer license agreement," said Mark Baker, Chief Executive Officer of Progenics. "AZEDRA represents a near-term commercial candidate in an ultra-orphan indication, while our portfolio of imaging agents and therapeutics has the potential to transform how prostate cancer is detected, managed and treated. We look forward to progressing toward key milestones over the next several quarters."
First Quarter 2016 Financial Results
Net loss attributable to Progenics for the quarter was $12.7 million or $0.18 per basic and diluted share, compared to a net loss of $10.3 million or $0.15 per basic and diluted share in the 2015 period. Progenics ended the quarter with cash and cash equivalents of $65.7 million, a decrease of $8.4 million in the quarter.

First quarter revenue totaled $2.5 million, up from $0.2 million in the 2015 period, reflecting RELISTOR royalty income of $2.2 million (net of prior year adjustments) compared to $0.1 million in the prior year period, based on net sales reported by Valeant. Net sales in the first quarter of the prior year were impacted by a wholesaler inventory reduction initiative implemented in the fourth quarter of 2014 by Salix Pharmaceuticals, Inc., which was subsequently acquired by Valeant.

Progenics Announces First Quarter 2016 Financial Results
First quarter 2016 research and development expenses increased by $2.7 million compared to the prior year period, primarily attributable to higher clinical trial and contract manufacturing expenses for AZEDRA and 1404 and higher compensation expenses, partially offset by clinical trial expenses for PSMA ADC which were incurred in the prior year but not the current period. First quarter 2016 general and administrative expenses increased by $2.1 million compared to the prior year period, primarily attributable to incremental depreciation, which is expected to continue through August 1, 2016, as a result of a reduction in the remaining useful lives of the Company's leasehold improvements at its Tarrytown, NY location, and higher compensation, consulting, and professional fees. The Company also recorded a non-cash charge of $0.2 million in the first quarter of 2016 related to an increase in the fair value estimate of the contingent consideration liability.
Corporate Update
Progenics also announced today that Dr. Paul Maddon, the founder of the Company, having served on the Company's Board of Directors for three decades, will serve out his current term as director and retire from the Board as of the Company's 2016 Annual Meeting of Stockholders on June 8.  Mr. Peter Crowley, Chairman of Progenics' Board of Directors, said "Paul obviously has played a critical role in founding the Company and contributed greatly as a scientist, as an executive, and as a board member.  We celebrate his 30 years of work and achievements, and we wish him well in the further important work he has committed himself to in the future."
"I am proud of Progenics' scientific achievements and of the new medicines developed and being developed by Progenics to bring benefits to patients around the world. I express my profound thanks to all of my colleagues at Progenics who have been instrumental to the Company's progress," commented Dr. Maddon.
Progenics announced that Mr. Bradley Campbell, President and Chief Operating Officer of Amicus Therapeutics, Inc., has been nominated for election to the Board of Directors of the Company at the upcoming annual meeting of stockholders. "We are pleased to recommend to the stockholders the election of Bradley Campbell to the Board," Mr. Crowley continued. "Brad brings to Progenics a deep knowledge of the ultra-orphan disease industry. As we look forward to the commercialization of AZEDRA and other products in the Company's diverse pipeline, I know that Brad's experience and insights will contribute greatly to the Company's progress." Please see our 2016 proxy statement for additional information.
Conference Call and Webcast

Progenics will review first quarter financial results in a conference call today at 8:30 a.m. ET. To participate, please dial (877) 250-8889 (domestic) or (720) 545-0001 (international) and reference conference ID 96882880. A live webcast will be available in the Media Center of the Progenics website, www.progenics.com, and a replay will be available there for two weeks.

- Financial Tables follow -

Progenics Announces First Quarter 2016 Financial Results
PROGENICS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)
	For the Three Months Ended March 31,
	2016	2015
	(Unaudited)
Revenue:
Royalty income	$2,189	$174
Collaboration revenue	242	65
Other revenue	19	9
Total revenue	2,450	248

Operating expenses:
Research and development	9,149	6,489
General and administrative	5,817	3,725
Change in contingent consideration liability	200	300
Total operating expenses	15,166	10,514

Operating loss	(12,716)	(10,266)

Other income:
Interest income	43	12
Total other income	43	12

Net loss	(12,673)	(10,254)
Net loss attributable to noncontrolling interests	(18)	-
Net loss attributable to Progenics	$(12,655)	$(10,254)

Net loss per share attributable to Progenics - basic and diluted	$(0.18)	$(0.15)
Weighted average shares outstanding – basic and diluted	69,946	69,637

CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)
	March 31, 2016	December 31, 2015

	(unaudited)	(audited)
Cash and cash equivalents	$65,675	$74,103
Accounts receivable, net	2,434	3,543
Property and equipment, net	2,299	2,407
Intangible assets, net and goodwill	43,814	43,867
Other assets	6,815	7,331
Total assets	$121,037	$131,251

Current liabilities	$11,368	$9,729
Acquisition-related contingent consideration liability	19,000	18,800
Deferred tax and other liabilities	12,174	12,061
Total liabilities	42,542	40,590
Total Progenics stockholders' equity	78,311	90,456
Noncontrolling interests	184	205
Total stockholders' equity	78,495	90,661
Total liabilities and stockholders' equity	$121,037	$131,251

Progenics Announces First Quarter 2016 Financial Results
Statement on Proxy Solicitation

Progenics has filed the definitive proxy statement described in this announcement with the SEC and mailed the definitive proxy statement and other relevant documents to Progenics shareholders. The definitive proxy statement, and any other documents filed by Progenics with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov or at Progenics' website at www.progenics.com. Investors should read the definitive proxy statement carefully before making any voting decision because it contains important information.

About RELISTOR®
Progenics has exclusively licensed development and commercialization rights for its first commercial product, RELISTOR, to Salix Pharmaceuticals, Inc., a subsidiary of Valeant Pharmaceuticals International, Inc. RELISTOR (methylnaltrexone bromide) Subcutaneous Injection is a treatment for opioid-induced constipation (OIC) approved in the United States for patients with advanced illness and chronic non-cancer pain. Valeant has also submitted a New Drug Application to the U.S. Food and Drug Administration (FDA) for RELISTOR (methylnaltrexone bromide) Tablets for the treatment of opioid-induced constipation (OIC) in adult patients with chronic non-cancer pain.
About Opioids, Constipation and RELISTOR® (methylnaltrexone bromide)

Opioid analgesics are frequently prescribed for patients with chronic pain, including patients with advanced illness. An estimated 27 million patients in the U.S. take opioids for chronic pain. Constipation is one of the most common and distressing side effects in patients receiving chronic opioid therapy. Approximately 40% of chronic pain patients, or nearly 11 million patients, receiving opioid therapy will experience OIC. RELISTOR is the first approved medication that specifically targets the underlying cause of OIC.

RELISTOR is a peripherally acting mu opioid receptor antagonist (PAMORA) specifically designed to block the constipating effects of opioids in the gastrointestinal tract. The unique molecular structure of RELISTOR restricts it from crossing the blood-brain barrier and interfering with the analgesic effect of opioids.

RELISTOR Subcutaneous Injection was approved in the United States in 2008 for the treatment of OIC in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. The use of RELISTOR beyond four months has not been studied in the advanced illness population. The drug is also approved for use in over 50 countries worldwide, including the European Union, Canada, and Australia. In the 28 member countries of the EU, as well as Iceland, Norway and Liechtenstein, RELISTOR is approved for the treatment of OIC in advanced illness patients who are receiving palliative care when response to usual laxative therapy has not been sufficient. In Canada, the drug is approved for the treatment of OIC in patients with advanced illness, receiving palliative care. When response to laxatives has been insufficient, RELISTOR should be used as an adjunct therapy to induce a prompt bowel movement. Applications in additional countries are pending.
For more information about RELISTOR, please visit www.RELISTOR.com

Progenics Announces First Quarter 2016 Financial Results

Important Safety Information for subcutaneous RELISTOR

RELISTOR (methylnaltrexone bromide) Subcutaneous Injection is contraindicated in patients with known or suspected gastrointestinal obstruction and patients at increased risk of recurrent obstruction, due to the potential for gastrointestinal perforation.

Cases of gastrointestinal perforation have been reported in adult patients with opioid-induced constipation and advanced illness with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the gastrointestinal tract (e.g., peptic ulcer disease, Ogilvie's syndrome, diverticular disease, infiltrative gastrointestinal tract malignancies or peritoneal metastases). Take into account the overall risk-benefit profile when using RELISTOR in patients with these conditions or other conditions which might result in impaired integrity of the gastrointestinal tract wall (e.g., Crohn's disease). Monitor for the development of severe, persistent, or worsening abdominal pain; discontinue RELISTOR in patients who develop this symptom.

If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their physician.

Symptoms consistent with opioid withdrawal, including hyperhidrosis, chills, diarrhea, abdominal pain, anxiety, and yawning have occurred in patients treated with RELISTOR.

Patients having disruptions to the blood-brain barrier may be at increased risk for opioid withdrawal and/or reduced analgesia. Take into account the overall risk-benefit profile when using RELISTOR in such patients. Monitor for adequacy of analgesia and symptoms of opioid withdrawal in such patients.

Avoid concomitant use of RELISTOR with other opioid antagonists because of the potential for additive effects of opioid receptor antagonism and increased risk of opioid withdrawal.

RELISTOR may precipitate opioid withdrawal in a fetus and should be used during pregnancy only if the potential benefit justifies the potential risk to the fetus. In nursing mothers, a decision should be made to discontinue nursing or discontinue the drug, taking into account the importance of the drug to the mother.

In the clinical study in adult patients with opioid-induced constipation and chronic non-cancer pain, the most common adverse reactions (≥ 1%) were abdominal pain, nausea, diarrhea, and hyperhidrosis, hot flush, tremor, and chills.

In clinical studies in adult patients with opioid-induced constipation and advanced illness, the most common adverse reactions (≥ 5%) were abdominal pain, flatulence, nausea, dizziness, and diarrhea.

Please see complete Prescribing Information for RELISTOR.

Progenics Announces First Quarter 2016 Financial Results

About Progenics

Progenics Pharmaceuticals, Inc. is developing innovative medicines and other products for targeting and treating cancer, with a pipeline that includes several product candidates in later-stage clinical development. These products in development include therapeutic agents designed to precisely target cancer (AZEDRA® and 1095), and PSMA-targeted imaging agents for prostate cancer (1404 and PyL) intended to enable clinicians and patients to accurately visualize and manage their disease. Progenics recently entered into an agreement with a subsidiary of Bayer AG granting Bayer exclusive worldwide rights to develop and commercialize products using our PSMA antibody technology in combination with alpha-emitting radionuclides.  In addition, in late 2015 Progenics acquired EXINI Diagnostics AB, a leader in the development of advanced artificial intelligence-based imaging analysis tools and solutions for medical decision support. The acquisition of EXINI complements Progenics' strategy to support its imaging and therapeutic agents with sophisticated analytical tools and other technologies to help physicians and patients visualize, understand, target and treat cancer.  Progenics' first commercial product, RELISTOR® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Valeant Pharmaceuticals International, Inc.

This press release may contain projections and other "forward-looking statements" regarding future events. Statements contained in this communication that refer to Progenics' estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Progenics' current perspective of existing trends and information as of the date of this communication. Forward looking statements generally will be accompanied by words such as "anticipate," "believe," "plan," "could," "should," "estimate," "expect," "forecast," "outlook," "guidance," "intend," "may," "might," "will," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and unpredictability of results of clinical trials and other development activities and collaborations, such as the Phase 3 clinical program for 1404; our ability to successfully integrate EXINI Diagnostics AB and to develop and commercialize its products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; the sales of products by our partners and the royalty revenue generated thereby; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; possible product safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and, except as expressly required by law, Progenics disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release. For more information, please visit www.progenics.com. Please follow us on LinkedIn®. Information on or accessed through our website or social media sites is not included in the company's SEC filings.

(PGNX-F)

Contact:	Melissa Downs Investor Relations (914) 789-2801 mdowns@progenics.com